Exhibit 10.23

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of April 19, 2010 (the “Effective Date”), by and between Malibu Boats LLC, a Delaware limited liability company (the “Company”) and Wayne Wilson, an individual (“Executive”).

RECITALS:

A. The Company desires that Executive be employed by the Company to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth.

B. Executive desires to accept such employment on such terms and conditions.

C. This Agreement shall govern the employment relationship between Executive and the Company from and after the Hire Date (as defined below), and supersedes and negates all previous negotiations and agreements with respect to such relationship.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the parties agree as follows:

1. EMPLOYMENT. The Company hereby agrees to employ Executive as its Chief Financial Officer, commencing on November 9, 2009 (the “Hire Date”). Executive shall report directly to the Company’s Chief Executive Officer/President (the “CEO”). Executive shall perform such officer level duties and have such officer level authority and responsibility as is usual and customary for such position, plus any additional officer level duties as may reasonably be assigned from time to time by the CEO, including but not limited to providing services as an officer or director to one or more of the Company’s subsidiaries or affiliates (and the compensation for such services shall be covered exclusively by Paragraphs 3 through 7 of this Agreement). Executive’s duties as Chief Financial Officer shall include: overall leadership and management of the Company’s Finance, IT and Human Resource departments; management of the Company’s treasury functions, bank relationships; responsibility for ensuring the timely and accurate reporting of all financial statements and operating plans; management of the annual audit process and issuance of audited financial statements in accordance with bank and other lending requirements: supporting the CEO in implementing metric scorecards and company/department KPI’s; working with the Company’s Plant Management and Engineering department in the Company’s Tennessee facility to develop a standard cost structure with appropriate absorption and variance reporting to meet the needs of the Company’s management and Board of Directors (the “Board”); and causing to be published a monthly internal reporting package, with appropriate Actual to Plan variances and driving monthly reviews with other senior management. Executive hereby accepts such employment and agrees to devote substantially all of Executive’s business time, energy and skill to the performance of the Executive’s duties for the Company. Executive shall be subject to and comply with the Company’s policies, procedures and approval practices, as generally in effect from time-to-time.

2. EMPLOYMENT RELATIONSHIP. The “Period of Employment” under this Agreement shall be the period that you remain employed by the Company. Subject to the terms of Section 7 of this Agreement, Executive shall be employed on an at-will basis and Executive’s employment with the Company may be terminated by Executive or the Company at any time, with or without cause, and with or without advance notice.

3. COMPENSATION.

a. Base Salary. During the Period of Employment, the Company agrees to pay Executive a base salary of One Hundred Seventy-Five Thousand Dollars ($175,000.00) per annum, less standard deductions and authorized withholdings (the “Salary”). The Salary shall be paid in accordance with the Company’s standard payroll practices.

b. Bonus. During the Period of Employment, Executive shall be entitled to earn an annual performance-based bonus as follows:

(1) Executive will be eligible to receive an annual bonus based upon the achievement of corporate and individual goals established by the Board and/or CEO during each fiscal year of Executive’s employment with the Company (“Annual Bonus”). Executive’s maximum Annual Bonus is 50% of the Salary. The determination of whether the corporate and individual goals have been achieved, and the amount of any Annual Bonus, in any given fiscal year shall be determined by the Board in its sole discretion.

(2) To earn any Annual Bonus, Executive must be continuously and actively employed through the end of the applicable fiscal year and the date that bonuses are normally paid to the Company’s executives; provided, however, if Executive is actively and continuously employed through the applicable fiscal year, but is terminated without Cause or terminates employment for Good Reason prior to the date that bonuses are normally paid to the Company’s executives, Executive shall be deemed to have earned such Annual Bonus. Each Annual Bonus earned by Executive, if any, will be due and payable no later than 75 days following the end of the fiscal year. Any Annual Bonus paid to Executive shall be subject to applicable deductions and withholdings.

4. EQUITY AWARD.

a. Subject to this Paragraph 4, the Company will grant to Executive an award of 416,065 Company Class M membership units (the “Class M Unit Award”), in accordance with the terms and conditions of a Class M Membership Unit Agreement (“Class M Unit Agreement”) and the Company’s Limited Liability Company Operating Agreement, as may be amended from time to time (the “LLC Agreement”). A draft of the Class M Unit Agreement shall he provided to Executive no later than May 7, 2010. The Company will use its reasonable best efforts to execute such Class M Unit Agreement on or before May 21, 2010, subject to acceptance of the Class M Unit Award by Executive. The Class M Unit Award will allow Executive to participate in the appreciation of the value of the Company in excess of its most recent valuation of $5,525,000, in accordance with the terms and conditions of the Class M Unit Agreement. The Class M Unit Agreement (or an ancillary agreement provided by the Company to

Executive) will include anti-dilution protection provisions to protect the Class M Unit Award from dilution as a result of up to ten million dollars ($10,000,000) of capital raised as equity or convertible debt subsequent to the execution of this Agreement and prior to the second anniversary of the Hire Date in connection with a restructuring of, or to pay down senior debt in connection with a refinancing of, Malibu Boats, LLC’s current credit agreement (the “Antidilution Protection,” and such new capital raised the “Dilutive Issuance”). Such Antidilution Protection shall result in the Class M Unit Award receiving the same economic participation as if the Dilutive Issuance had not occurred. As a condition to receiving the Class M Unit Award, you will be required to execute and return to the Company the Class M Unit Agreement and the LLC Agreement, along with a Spousal Consent Form signed by your spouse, if applicable. The Class M Unit Award will be subject to the following vesting schedule subject to your active and continuous employment through each such date: 25% of the units underlying the Class M Unit Award will vest on each of the first four (4) full year anniversaries of the Hire Date (provided that any additional Units awarded pursuant to the Antidilution Protection provided to Executive shall vest ratably with such schedule); provided, however, that all units underlying the Class M Unit Award shall automatically become fully vested upon the closing of a Change in Control (as defined below).

b. A “Change of Control” of the Company will be deemed to have occurred upon (i) the merger, consolidation or reorganization of the Company with or into any other corporation or other business entity pursuant to which Black Canyon Capital LLC, Canyon Capital Advisors LLC and their affiliates (including funds managed by them) (each an “Exempted Party”) do not own, directly or indirectly, a majority of the outstanding voting Units or voting equity interests of the Company or the surviving entity after such transaction, as the case may be; (ii) the acquisition of the Company pursuant to a transaction or series of related transactions in which the Exempted Parties do not own, directly or indirectly, a majority of the outstanding voting equity interests of the Company after such transaction or series of related transactions; (iii) the sale of all or substantially all of the assets of the Company, other than to one or more Exempted Parties; or (iv) a sale or substantially all of the equity interests of the Company, other than to one or more Exempted Parties.

5. BENEFITS.

a. Benefits. As a full-time employee of the Company, Executive will be eligible to participate in the employee benefit plans, including health, dental and vision insurance plans, and such other benefits as are generally made available to executives of the Company and subject to the terms, conditions and eligibility requirements of such plans and benefits.

b. Vacation. Executive will be entitled to accrue vacation time, in an amount and subject to the accrual limits, in accordance with the Company’s policies and practices for senior executives of the Company; provided that Executive shall be entitled to accrue paid vacation at a rate of three (3) weeks per year and Executive shall be entitled to an advance on his paid vacation so that he can take a previously scheduled vacation during the period of December 18, 2009 through January 4, 2010. Executive shall schedule and take vacation at the mutual convenience of the Executive and the Company.

c. Automobile. During the Period of Employment, the Company shall, at its option, either provide Executive with a monthly automobile allowance or, at its cost, shall provide Executive a car that will be owned by the Company. Such allowance or car shall be of the same amount and or quality consistent with Company practices and made available to other executives or managers of the Company. Insurance will be maintained and paid by the Company. Executive shall be entitled to reimbursement for the cost of all maintenance and fuel costs associated with Executive’s use of the automobile. Executive may use such automotive vehicle for business and personal purposes.

d. Boat. During the Period of Employment, the Company at its cost shall provide Executive a boat of a quality consistent with the Company’s practices and made available to other executives of the Company (of a kind and cost to be approved by the Board) that will be owned by the Company. Insurance will be maintained and paid by the Company. Executive shall be entitled to reimbursement for the cost of all maintenance costs associated with Executive’s use of the boat. Executive will be responsible for all fuel costs associated with Executive’s use of the boat. Executive may use such boat for business and personal purposes.

e. Business Expenses. The Company will reimburse Executive for business expenses incurred in performing Executive’s duties and promoting the business of the Company following presentation of documentation evidencing such expenses and in accordance with the Company’s business expense reimbursement policies.

6. RELOCATION. In connection with his duties as the Company’s Chief Financial Officer, the Company shall have the right, and Executive agrees, to relocate Executive to Loudon, Tennessee to work in the Company’s Tennessee facility at a time to be selected at the Board’s discretion. In the interim, the Company shall pay all Executive’s travel and lodging costs consistent with Company policy to attend work at the Company’s Merced or Loudon facilities. Executive agrees to use his reasonable best efforts to minimize such costs. The Company shall pay or reimburse Executive for his reasonable, documented expenses incurred in relocating his permanent residence in California to the area in which the Company’s principal offices are located in Loudon, Tennessee (collectively, “Relocation Expenses”). Such Relocation Expenses shall include a minimum of two trips for Executive and his spouse, combined with a business related trip to the Tennessee plant, as well as the services of commercial moving services, but in no event shall such reimbursement of Relocation Expenses exceed $13,000. Executive will use reasonable best efforts to solicit the lowest cost means of relocation and discuss plans in advance with the CEO. In addition, if Executive’s principal place of employment with the Company is moved by more than 50 miles from Loudon, Tennessee within the first three (3) years of the Hire Date and Executive continues employment with the Company, the Company shall pay or reimburse Executive for his reasonable, documented expenses incurred in relocating his permanent residence to the area of such new principal place of employment, up to a maximum of $13,000; provided that Executive will use reasonable best efforts to solicit the lowest cost means of relocation and discuss plans in advance with the CEO.

7. TERMINATION. Notwithstanding anything in this Agreement to the contrary, Executive’s employment may be terminated as follows:

a. Death. Upon the death of Executive, Executive’s employment with the Company shall terminate and the Company shall not be obligated to make any further payments to Executive hereunder, except amounts due as Salary, any unpaid Annual Bonus earned pursuant to section 3(b) and accrued but unused vacation earned at the time of Executive’s termination of employment, and reimbursement for any documented expenses incurred prior to Executive’s termination of employment in accordance with Paragraph 7 hereof (collectively, the “Accrued Obligations”).

b. Disability. In the event that the Board reasonably determines in good faith that Executive is unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than ninety (90) days in any rolling one-year period (“Disability”), unless a longer period is required by federal or state law, in which case that longer period would apply, the Board shall have the right to terminate Executive’s employment, and the Company shall not be obligated to make any further payments to Executive hereunder, except for the Accrued Obligations. Executive expressly agrees that the Company shall have the right to permanently replace Executive in the event he is terminated due to a Disability.

c. Termination for Cause. The Board may terminate Executive’s employment at any time immediately upon written notice to Executive for “Cause.”

(1) For purposes of this Agreement, “Cause” shall mean any of the following occurring during Executive’s employment hereunder (a) a knowing, intentional or reckless act or omission that constitutes theft, forgery, fraud, material dishonesty, misappropriation, breach of fiduciary duty or duty of loyalty, or embezzlement by Executive against the Company or any of its parent, subsidiary or affiliated entities; (b) Executive’s conviction, or plea of guilty or nolo contendere, of a felony or any other crime involving moral turpitude; (c) Executive knowingly or intentionally causing, or, through gross negligence allowing, the Company’s financial statements to fail to materially comply with generally accepted accounting principles; (d) Executive’s unlawful use (including being under the influence) or possession of any illegal drug or narcotic while on Company premises or while performing Executive’s duties and responsibilities hereunder; (e) Executive’s willful refusal to comply with the lawful requests made of Executive by the Board, which (if reasonably susceptible of cure), is not fully cured within five (5) days after Executive receives written notice from the Board detailing Executive’s willful refusal; (f) gross negligence of Executive in the performance of his job duties, which (if reasonably susceptible of cure), is not fully cured within 30 days after Executive receives written notice from the Board detailing Executive’s gross negligence; (g) a material violation by Executive of one or more Company policies, which (if reasonably susceptible of cure), is not fully cured within 30 days after Executive receives written notice from the Board detailing Executive’s violation(s) of Company policy; and/or (h) a material breach by Executive of this Agreement or any other agreement with the Company, which (if reasonably susceptible of cure), is not fully cured within 30 days after Executive receives written notice from the Board detailing Executive’s breach of this Agreement and/or any other agreement with the Company.

(2) In the event that the Board terminates Executive’s employment for Cause, the Company shall not be obligated to make any further payments to Executive hereunder, except for the Accrued Obligations.

d. Termination Without Cause.

(1) By Executive. Except as set forth in this Agreement, Executive may voluntarily resign from his employment with the Company at any time, and for any reason or no reason, with or without cause, after giving thirty (30) days’ prior written notice to the Company. In the event of a voluntary resignation, the Company may elect at its sole discretion to make the resignation of employment effective at any time prior to the expiration of the 30-day notice period and, upon the effective date of such resignation, the Company shall not be obligated to make any further payments to Executive hereunder, except for the Accrued Obligations.

(2) By Company. Notwithstanding any other provision in this Agreement, the Board (at its sole discretion) shall have the right to terminate Executive’s employment at any time, for any reason or no reason, immediately upon written notice to Executive. If the Board terminates Executive’s employment pursuant to this Paragraph 7(d)(2) without Cause, the Company shall pay to Executive the Accrued Obligations. In addition, if the Company terminates Executive’s employment without Cause, subject to Executive signing (and not revoking) a complete and general release of any and all claims in favor of the Company and its affiliates in a form and substance satisfactory to the Company (the “Release”) within twenty-one (21) days (or such longer period as may be required by applicable law to obtain a complete and general release of claims) (the “Release Execution Deadline”) after the Company provides the form of Release to you, upon a termination of Executive’s employment by the Company without Cause, Executive shall continue to receive his Base Salary through the end of the applicable Severance Period (as defined below) (the “Severance Payments”) in accordance with the Company’s standard payroll policies then in effect. Such Release shall be in substantially the same form as attached as Exhibit A hereto, which shall be subject to necessary changes to comply with changes in applicable law to obtain a valid and complete general release of claims. Executive’s right to receive and retain any of the Severance Payments is contingent upon Executive’s compliance with his continuing obligations to the Company under the terms of this Agreement and the Release. For purposes of this Agreement, the phrase “Severance Period” shall mean either (i) a period of six (6) months following the effective date of the Release if Executive is terminated without Cause after the one year anniversary of the Hire Date and not subject to Section 7(d)(2)(ii)(A) below, or (ii) a period of twelve (12) months following the effective date of the Release if Executive is terminated without Cause either (A) at any time within six (6) months after a Change in Control or (B) at any time on or before the one-year anniversary of the Hire Date.

e. Termination for Good Reason. Executive may terminate employment for Good Reason (as defined below) and upon execution and delivery by Executive of the Release within the Release Execution Deadline, so long as Executive complies with Executive’s obligations under this Agreement and the Release, Executive will be entitled to receive Severance Payments through the applicable Severance Period. For purposes of this Agreement, resigning with “Good Reason” means Executive’s resignation from employment after the occurrence of any of the following (without Executive’s prior written consent): (i) a material diminution in Executive’s authority, duties or responsibilities, (ii) a material reduction in the aggregate compensation provided to Executive unless such reduction is concurrently made to all of the Company’s senior management, or (iii) a material breach of any other material term of this Agreement; provided, however, that any such condition shall not constitute “Good Reason” unless Executive provides written notice to the Company of the condition claimed to constitute Good Reason within thirty (30) days of the initial existence of such condition and, thereafter, the Board fails to cure such “Good Reason” within thirty (30) days following its receipt of such written notice from Executive, and within ten (10) days thereafter, Executive terminates his employment for “Good Reason.”

8. NONSOLICITATION/NONDISPARAGEMENT. In the event of the termination of Executive’s employment for any reason, Executive shall not, for a period of twelve (12) months, directly or indirectly:

a. solicit, induce or encourage any employee of the Company or any of its affiliates or subsidiaries to terminate their employment with the Company or any of its affiliates or subsidiaries;

b. make any defamatory public statement concerning the financial performance, products, services, the Board or management personnel of the Company or any of its affiliates or subsidiaries, or Executive’s employment. Nothing in this Section 8(b) shall prohibit Executive from providing truthful testimony in any legal, administrative or regulatory proceeding and Executive may at all times respond truthfully to a lawfully-issued subpoena, court order or governmental inquiry or as otherwise may be required by law, provided, however, that upon receiving such lawfully-issued subpoena or court order, Executive shall promptly provide, if allowed by applicable law or regulation, reasonable written notice to Company and cooperate with the Company to the extent reasonably necessary to protect the confidentiality of any proprietary or trade secret information of the Company or any of its affiliates or subsidiaries, and the privacy rights of any employee or director; or

c. use or disclose the Company’s confidential or proprietary information to induce, attempt to induce or knowingly encourage any Customer of the Company or any of its affiliates or subsidiaries to divert any business or income from the Company or any of its affiliates or subsidiaries, or to stop or alter the manner in which they are then doing business with the Company or any of its affiliates or subsidiaries. The term “Customer”

shall mean any individual or business firm that is, or within the prior eighteen (18) months was, a customer or client of the Company, whether or not such business was actively solicited by Executive on behalf of the Company or any of its affiliates or subsidiaries during Executive’s employment.

9. NONCOMPETITION. During Executive’s employment with the Company, Executive shall not engage, directly or indirectly, in any work, employment, consulting, or other services, for remuneration of any kind for any other person or business entity that competes with the business of the Company (the “Covered Business”), without prior written approval of the Board. The phrase “engage, directly or indirectly” means engaging or having an interest in, directly or indirectly, as owner, partner, participant of a joint venture, trustee, proprietor, shareholder, member, manager, director, officer, employee, independent contractor, capital investor, lender, consultant, advisor or similar capacity, or by lending or allowing his name or reputation to be used in connection with, or otherwise participating in or allowing his skill, knowledge or experience to be used in connection with, the operation, management or control of a business or enterprise engaged in any aspect of the Covered Business, or being connected with or having any financial interest in any business or enterprise engaged in the Covered Business, except for the purposes of performing services on behalf of the Company or any of its subsidiaries or affiliates pursuant to this Agreement.

10. INVENTIONS ASSIGNMENT AND CONFIDENTIAL INFORMATION.

a. Inventions. The Company shall own all right, title, and interest to all ideas, concepts, know-how, techniques, processes, methods, inventions, discoveries, developments, innovations, and improvements developed or created by Executive, either solely or jointly with others, during the term of Executive’s employment that: (a) are reasonably related to the Company’s business; (b) involve the Company’s actual or demonstrably anticipated research or development; (c) result from any work performed by Executive for the Company; or (d) incorporate any of the Confidential Information (as defined below) (collectively, “Inventions”). Executive shall immediately and confidentially communicate a description of any Inventions to the Company and to no other party at any time, and if the Company so desires, Executive shall execute all documents and instruments and do all things as may be requested by the Company in order to forever vest all right, title and interest in such Inventions solely in the Company and to obtain such letters of patent, copyrights, registrations or other protections as the Company may, from time to time, desire. In addition, Executive hereby assigns to the Company all right, title and interest of Executive in and to any present Inventions made, devised, created, invented or discovered, in whole or in part by Executive.

b. Confidential Information. During the term of this Agreement and at all times thereafter, Executive shall hold inviolate and keep secret all non-public documents, materials, knowledge or other confidential business or technical information of any nature whatsoever that the Company has maintained as confidential and that has been disclosed to or developed by him or to which he had access as a result of his employment with the Company (hereinafter referred to as “Confidential Information”). Such Confidential Information shall include non-public technical and business information, including, but not limited to, inventions, research and development, engineering, products, designs, manufacture, methods, systems, improvements, trade secrets, formulas, processes, marketing, merchandising, selling, licensing, servicing, pricing, investors, personnel information (including skills, compensation, experience and performance), customer lists and preferences, records, financial information, manuals and/or business plans and strategies. Executive agrees that all Confidential Information shall remain the sole and absolute property of the Company, unless such information is or becomes publicly available or disclosed by lawful means. During the term of this Agreement, Executive shall not use, disclose, disseminate, publish, reproduce or otherwise make available such Confidential Information to any person, firm, corporation or other entity, except for the purpose of performing services on behalf of the Company. Upon the termination of Executive’s employment with the Company for any reason, Executive shall (a) not use, disclose, disseminate, publish, reproduce or otherwise make available such Confidential Information to any person, firm, corporation or other entity, unless such information is or becomes publicly available or disclosed by lawful means; (b) return to the Company all property that belongs to or is owned by the Company (including any computer, cell phone, personal digital assistant, keys, security cards, etc.); and (c) return to the Company all documents, records, compositions, articles, devices, equipment, electronic storage devices and other items that disclose or embody Confidential Information, including all copies or specimens thereof (including electronic copies), whether prepared by him or by others, unless such information is or becomes publicly available or disclosed by lawful means.

11. INJUNCTIVE RELIEF. Executive agrees that it would be difficult or impossible to measure the damage to the Company from any breach by Executive of the covenants set forth in Section 8, 9 or 10 of this Agreement; that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach, and that such breach would cause irreparable harm to the Company. Executive agrees that in the event of a breach of the terms of any such Section, the Company shall be entitled to injunctive or other appropriate equitable relief to restrain any such breach, in addition to and without limitation upon all other remedies available to the Company for such breach.

12. LITIGATION/AUDIT COOPERATION. Executive agrees that following the termination of his employment for any reason, for a period of twelve (12) months he shall reasonably cooperate at mutually convenient times and locations in connection with (a) the defense of, or prosecution by, the Company or any of its affiliates with respect to any threatened or pending litigation or in any investigation or proceeding by any governmental agency or body that relates to any events or actions which occurred during the term of Executive’s employment with, or service to, the Company; and (b) any audit of the financial statements of the Company with respect to the period of time when Executive was employed by the Company as Chief Financial Officer. The Company shall reimburse Executive for reasonable expenses incurred by Executive in connection with such cooperation. Executive shall be compensated for his time at a mutually agreed upon rate for any services other than the provision of information to the Company or its counsel and/or testifying as a witness, which he shall undertake without any compensation up to a maximum obligation of 120 hours.

13. WAIVER OF BREACH. The waiver of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Each and every right, remedy and power hereby granted to any party or allowed it by law shall be cumulative and not exclusive of any other.

14. SEVERABILITY. If any of the provisions of this Agreement or the application thereof to any party under any circumstances is adjudicated to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement or the application thereof.

15. ENTIRE AGREEMENT. This Agreement, along with any related documents referenced herein, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and completely and irrevocably terminates any and all other previous or contemporaneous communications, representations, understandings, agreements, negotiations and discussions, either oral or written, between the parties with respect to the subject matter hereof. The parties acknowledge and agree that there are no written or oral agreements, understandings, or representations, directly or indirectly related to this Agreement or the employment, compensation or benefits of Executive that are not set forth herein. By executing this Agreement, Executive represents and warrants to the Company that Executive is not subject to any agreement with any current or former employer or consultancy relationship that would prohibit Executive’s acceptance of and performance of his duties and responsibilities under the terms of this Agreement or as contemplated in the future during Executive’s employment with the Company. Executive agrees that he shall not share any confidential or proprietary information of any prior employer or consultancy or individual with the Company or the Company’s employees.

16. AMENDMENT OF AGREEMENT. This Agreement may be altered or amended in any of its provisions only by a written agreement signed by each of the parties hereto.

17. SUCCESSORS. The Agreement shall inure to the benefit of and be binding on the Company and its successors and assigns, as well as Executive and his estate. Executive may not assign or delegate, in whole or in part, his duties or obligations under this Agreement This Agreement may be transferred and assigned by the Company to any successor of the Company by acquisition, merger, reorganization, amalgamation, asset sale or otherwise. Upon any assignment of this Agreement by the Company, all obligations of the Company shall terminate, Executive shall become employed by the assignee in accordance with the terms of this Agreement and the term “Company” as used in this Agreement shall include only such assignee.

18. RIGHTS CUMULATIVE. The Company’s rights under this Agreement are cumulative, and the exercise of one right will not be deemed to preclude the exercise of any other rights.

19. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

20. CONSTRUCTION. Each party has cooperated in the drafting and preparation of this Agreement, and therefore, the Agreement shall not be construed against either party on the basis that any particular party was the drafter.

21. VOLUNTARY COUNSEL. Executive agrees and acknowledges that he has read and understood this Agreement prior to signing it, has entered into this Agreement freely and voluntarily and has been advised to seek legal counsel prior to entering into this Agreement and has had ample opportunity to do so.

22. GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Tennessee (without giving effect to principles of conflicts of laws).

23. SECTION 409A.

a. It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Internal Revenue Code of 1986, as amended (including the Treasury Regulations and other published guidance related thereto). This Agreement shall be construed and interpreted consistent with that intent.

b. To the extent that any reimbursement pursuant to this Agreement is taxable to Executive, Executive shall provide the Company with documentation of the related expenses promptly so as to facilitate the timing of the reimbursement payment contemplated by this paragraph, and any reimbursement payment due to Executive pursuant to such provision shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Such reimbursement obligations pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits that Executive receives in one taxable year shall not affect the amount of such benefits that Executive receives in any other taxable year.

c. Separation from Service. For purposes of this Agreement, a termination of employment shall mean a separation from service as defined in Treasury Regulations Section 1.409A-1(h) without regard to any optional alternative definitions available thereunder.

24. ARBITRATION.

a. In exchange for the benefits of the speedy, economical and impartial dispute resolution procedure of arbitration, the Company and Executive, with the advice and consent of their selected counsel, choose to forego their right to resolution of their disputes in a court of law by a judge or jury, and instead elect to treat their disputes, if any, pursuant to the Federal Arbitration Act.

b. Executive and the Company agree that any and all claims or controversies whatsoever brought by Executive or the Company, arising out of or relating to this Agreement, Executive’s employment with Company, or otherwise arising between Executive and Company, will be settled by final and binding arbitration in Knoxville, Tennessee or such other location as may be mutually agreed by parties in accordance with the Employment Arbitration Rules and Procedures of Judicial Arbitration and

Mediation Services, Inc. (“JAMS”) then in effect. This includes all claims whether arising in tort or contract and whether arising under statute or common law. Such claims may include, but are not limited to, those relating to this Agreement, wrongful termination, retaliation, harassment, or any statutory claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, or similar Federal or state statutes. In addition, any claims arising out of the public policy of Tennessee, any claims of wrongful termination, employment discrimination, retaliation, or harassment of any kind, as well as any claim related to the termination or non-renewal of this Agreement shall be arbitrated under the terms of this Agreement. The obligation to arbitrate such claims will survive the termination of this Agreement. To the extent permitted by law, the hearing and all filings and other proceedings shall be treated in a private and confidential manner by the arbitrator and all parties and representatives, and shall not be disclosed except as necessary for any related judicial proceedings.

c. The arbitration will be conducted before an arbitrator to be mutually agreed upon by the parties from JAMS’ panel of arbitrators. In the event that the parties are unable to mutually agree upon the arbitrator, JAMS shall provide a slate of five arbitrators with experience in employment law and each party shall have the opportunity to strike two names and rank the remaining arbitrators in order of preference. JAMS shall then select the highest ranked arbitrator to preside over the arbitration. If JAMS is unable to provide an arbitrator who has experience in employment law, the parties may jointly or separately petition the court for appointment of an arbitrator with such experience. The arbitrator will have jurisdiction to determine the arbitrability of any claim. The arbitrator shall have the authority to grant all monetary or equitable relief (including, without limitation, injunctive relief, ancillary costs and fees, and punitive damages) available under state and Federal law. Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof In addition to any other relief awarded, the prevailing party in any arbitration or court action covered by this Agreement, as determined by the arbitrator or court in a final judgment or decree, shall be entitled to recover costs, expenses, and reasonable attorneys’ fees to the extent permitted by law.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

MALIBU BOATS LLC

/s/ Jack Springer
Jack Springer
Malibu Boats

EXECUTIVE

/s/ Wayne Wilson
Wayne Wilson

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